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                                                                EXHIBIT 23.12


                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Devon Energy Corporation



We consent to the incorporation by reference in the Post Effective Amendment No. 1 to Form S-4 (File No. 333-68694) on Form S-8 of Devon Energy Corporation of our report dated January 30, 2001, relating to the consolidated balance sheets of Devon Energy Corporation and subsidiaries as of December 31, 2000, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, which report appears in the December 31, 2000 annual report on Form 10-K/A of Devon Energy Corporation.



                                                 /s/ KPMG LLP


Oklahoma City, Oklahoma
January 24, 2002